Exhibit 12

          Statement of computation of ratios.
     104

Statements re: Computation of Ratios
Item 1(l) Business - Statistical Disclosure VI. Return on Equity and Assets
Brenton Banks, Inc.
(Dollars in thousands)
December 31,                          1995         1994         1993


Return on average total assets:
  Net income (before deduction of
  minority interest)              $    11,058       10,698       14,918
  * divided by *
  Average assets                  $ 1,561,226    1,521,189    1,436,425

  Ratio                                  0.71%        0.70%        1.04%

Return on average common
  stockholders' equity:
  Net income                      $    10,407       10,107       14,250
  * divided by *
  Average common stockholders'
  equity                          $   115,183      111,949      103,140

  Ratio                                  9.04%        9.03%       13.82%

Common dividend payout ratio:
  Cash dividends per share        $      0.45         0.44         0.40
  * divided by *
  Net income per share            $      1.34         1.27         1.80

  Ratio                                 33.58%       34.65%       22.22%

Average equity to average assets:
  Average equity                  $   115,183      111,949      103,140
  * divided by *
  Average assets                  $ 1,561,226    1,521,189    1,436,425

  Ratio                                  7.38%        7.36%        7.18%

Equity to assets ratio:
  Common stockholders' equity     $   119,534      110,430      112,418
  * divided by *
  Total assets                    $ 1,582,779    1,581,327    1,480,596

  Ratio                                  7.55%        6.98%        7.59%

     105

December 31,                          1995         1994         1993

Tier 1 leverage capital ratio:
  Common stockholders' equity     $   119,534      110,430      112,418
  Minority interest                     4,434        4,220        4,407
  Unrealized (gains) losses on
   assets available for sale           (1,358)       5,117       (3,036)
  Less: intangibles                    (5,282)      (5,499)      (5,499)
  Tier 1 capital                  $   117,328      114,268      108,290
  * divided by *
  Total assets                    $ 1,582,779    1,581,327    1,480,596
  Unrealized (gains) losses on
   assets available for sale           (1,358)       5,117       (3,036)
  Less: intangibles                    (5,282)      (5,499)      (5,499)
  Tier 1 assets                   $ 1,576,139    1,580,945    1,472,061

  Ratio                                  7.45%        7.23%        7.36%

Primary capital to assets:
  Common equity                   $   119,534      110,430      112,418
  Minority interest                     4,434        4,220        4,407
  Unrealized (gains) losses on
   assets available for sale           (1,358)       5,117       (3,036)
  Allowance for loan losses            11,070       10,913        9,818
  Primary capital                 $   133,680      130,680      123,607
  * divided by *
  Total assets                    $ 1,582,779    1,581,327    1,480,596
  Unrealized (gains) losses on
   assets available for sale           (1,358)       5,117       (3,036)
  Allowance for loan losses            11,070       10,913        9,818
  Allowable assets                $ 1,592,491    1,597,357    1,487,378

  Ratio                                  8.40%        8.18%        8.31%

     106